UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report: June 30, 2004


                           EAST DELTA RESOURCES CORP.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                   000-32477                98-0212726
(State or Other Jurisdiction of     (Commission              (IRS Employer
       Incorporation)                File Number)          Identification No.)


     Suite 600, 447 St-Francis Xavier St., Montreal, Quebec, Canada H2Y 2T1
                    (Address of Principal Executive Offices)

                                 (514) 845-6448
              (Registrant's Telephone Number, Including Area Code)




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Item 2.           Acquisition of Assets.

On June 30, 2004, East Delta Resources Corp. acquired 100% of the common shares of Omega Resources Inc. (formerly, East Delta Resources Corp.) of Brooklyn, NY, from five individual shareholders, Dr. Huan Zhang Lu of Chicoutimi, QC, Mr. Lewis Lu, Mr. Victor I. H. Sun, Ms. Chou Mei Yueh and Mr. David Amsel, all of Montreal, QC. Mr. Sun is a director and President of the Registrant and is a 19% shareholder of Omega, thus, as a related party he has abstained from voting on all matters related to this transaction.

The transaction has been approved by a written consent of a majority of the shareholders of Omega and its Board of Directors, and by the Independent Director of the Registrant.

The acquisition has been valued by both parties at approximately $725,000. This figure was arrived at by basing the value of the mining licenses on a 72 sq. kilometer mining property owned by Omega in China as compared to prices being paid in China for inferior and smaller prospective mining properties. Omega also has approximately $30,000 in cash. At the time of the signing of the Acquisition Agreement (February 3, 2004) the shares of the Registrant were quoted on the NASD Bulletin Board at $0.10, and utilizing an approximate 35% discount for (1) volume and (2) restrictive legend on the shares, plus (3) the stipulation that up to 61% of these shares are subject to cancellation if no gold is ever extracted from these properties, the parties thereby agreed that the Company issue 11,366,250 common shares of the Company as consideration to the selling shareholders of Omega Resources.

Description of Acquired Assets

Omega Resources Inc.

Omega Resources Inc. (formerly East Delta Resources Corp., hereinafter "OMEGA") is a Delaware company whose business objective is to profit from the recent worldwide revival of interest in precious metals. OMEGA's primary activity is in gold exploration, development and production. OMEGA also plans to participate in other mineral exploration and mining, specifically, nickel, zinc and lead. OMEGA's geographic focus is in growth mining regions located mostly in Southeast Asia. OMEGA's goal is to establish itself, in these areas, as a major force in the mining industry by bringing together its network of financing sources, management expertise, the latest mining technology and extensive local industry contacts. OMEGA, in turn operates through a wholly owned Canadian subsidiary, Amingo Resources Inc. of Montreal, Quebec.

Business Strategy

OMEGA and Amingo plan to develop their business mostly through acquisitions and/or joint ventures with local participants in which they will have substantial equity and management control. Priority will be given to the more advanced potential mining properties; projects where most of the exploration and pre-feasibility study work has already been done. The objective is to become the owner of producing mines in the shortest term possible. With profit potential adequately demonstrated and funding available, a new plant can be in production in as quick as twelve months. Currently, in China, all major new gold facilities using modern technology and equipment and capable of producing large amounts of gold are still fully controlled by the central government. Thus, OMEGA's and Amingo's main target is the small to medium sized gold projects.

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Business Opportunity

Despite the presence in China of a sizable number of "Western" resource companies, the mining industry in China can still be considered to be in its infancy, with huge tracts of land completely unexplored. By many estimates, China has the world's largest potential of under-developed mineral deposits. In addition, existing mining operations also have great potential to be further exploited, as the lack of adequate funding has prevented the acquisition of up-to-date and efficient methods and equipment. The central and local governments have long recognized these problems and have become very amenable to doing business with foreign companies.

Accomplishments to-date

OMEGA has acquired 100% of the voting shares of Amingo Resources Inc., a Canadian based company whose major work is in gold exploration and mining in China. Since the Company's efforts for the immediate term will be directed to develop Amingo and its Chinese properties, OMEGA's primary business activities coincides with those of Amingo's.

In February 2004, Amingo signed a Joint Venture Contract with the provincial and county governments of Guizhou Province and Jinping County, respectively, to explore and mine gold within their territories. Under the terms of the agreement, Amingo has acquired rights to develop a 72 square kilometer property in the county, and is eligible to receive up to 84% of the net revenues earned on this particular property.

Amingo and partners have conducted extensive research and evaluation work, and will be conducting further on-site activity in 2004. Amingo has negotiated for several potential joint ventures, and is currently conducting further discussions towards joint venture contracts and agreements. Amingo has determined that these projects have an average cost of production of less than US$175 per ounce. Gold mined at these cost levels allow for profitable operations, even under depressed gold price conditions. To realize these projects, the Registrant will require at least US$10 million of financing over the next five years. The Registrant aims to establish at least three to five gold production plants by the fifth year of operation. There are no assurances that the funding will be realized and these goals will be attained.

Local Co-operation

The Registrant's partners in China maintain an extensive network of contacts with local government officials and mining industry senior officers. To further strengthen Amingo's local technical support, it is in the process of negotiating a co-operative agreement with a major gold design and research institute in China. This institute will assist Amingo in carrying out research and provide any local technical support as required for joint ventures in China.

Item 7.           Financial Statements and Exhibits.

(a) The financial statements, including pro forma statements, required by this Item will be filed by the Registrant when they are available, which is expected to be within 60 days from the date hereof.

(c) Acquisition Agreement dated February 3, 2004 and its amendment dated June 30, 2004.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           EAST DELTA RESOURCES CORP.



Date:    July 15, 2004                     By: /s/ Victor I.H.Sun
                                               -------------------------------
                                                   Victor I.H. Sun
                                                   President & CEO